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EXHIBIT 10.26

RESTRICTED STOCK AWARD

Name:	Cogent Communications Group, Inc.
Grant Date: January 1, 2008	2004 Incentive Award Plan (the "Plan")

1.    Grant:    Effective as of the Grant Date specified above you have been granted 20,000 (twenty thousand) shares of common stock $.001 par value (the "Restricted Stock") of Cogent Communications Group, Inc. (the "Company") subject to the vesting requirement described below.

2.    Vesting:    You will become vested in 25% of the shares of Restricted Stock on January 1, 2009 and in an additional 6.25% of the shares of Restricted Stock on the first day of each calendar quarter thereafter, with full vesting on the 12th quarter thereafter. Notwithstanding the foregoing, you will be fully vested upon the termination of your employment by reason of death or disability and upon a Change of Control (even without termination of employment). Upon termination of employment other than as provided above you will forfeit any unvested shares of Restricted Stock.

3.    Nontransferable:    The Restricted Stock or any interest or right therein or part thereof may not be disposed of by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), until vested, and any attempted disposition prior thereto shall be null and void and of no effect. The foregoing notwithstanding, transfers of the Restricted Stock may be permitted for estate planning purposes with the prior written consent of the Compensation Committee and subject in each case to the provisions of the Plan and the same restrictions and forfeiture provisions under this Agreement that the Restricted Stock had in your hands.

4.    Dividends/Voting:    You will be entitled to vote the shares of Restricted Stock. However, you will only be entitled to receive any dividends that are paid on shares of the Restricted Stock once they are vested. Any dividends paid on unvested shares of Restricted Stock shall be held by the Company, without interest thereon and paid to you at the time the shares of Restricted Stock on which such dividends were paid vest.

5.    Certificates:    The Company shall cause the Restricted Stock to be issued and a stock certificate or certificates representing the Restricted Stock to be registered in your name or held in book entry form, but if a stock certificate or certificates are issued, they shall be delivered to, and held in custody by the Company until the shares of Restricted Stock vest. If issued, each such certificate will bear such legends as the Company may determine.

6.    No Other Rights:    The grant of Restricted Stock under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock or benefits in lieu of Restricted Stock in the future. Future awards of Restricted Stock, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. The grant of Restricted Stock under the Plan does not entitle you to any rights to remain employed with the Company, nor does it constitute a contract of employment.

7.    Miscellaneous:    The shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan, as may be amended from time to time. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

Cogent Communications Group, Inc.
January 1, 2008

by:	Dave Schaeffer Chief Executive Officer

On January 1, 2008 the following listed officers were each given grants of 20,000 shares restricted stock under this agreement: Robert N. Beury, Jr., Jeffrey Karnes, Raymond B. Kummer, Timothy G. O'Neill, Mark Schleifer, Thaddeus G. Weed

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  EXHIBIT 10.26
RESTRICTED STOCK AWARD